SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

KITE PHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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KITE PHARMA, INC.

2225 Colorado Avenue

Santa Monica, California 90404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Kite Pharma, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 1, 2016 at 8:30 a.m. local time at the Company’s offices, located at 2355 Utah Avenue, El Segundo, California 90245, for the following purposes:

1.	To elect the Board’s nominees, Ms. Farah Champsi, Mr. Roy Doumani and Mr. Ran Nussbaum, to the Board of Directors to hold office until the 2019 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The record date for the Annual Meeting is April 4, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on Wednesday, June 1, 2016 at 8:30 a.m. local time at the Company’s offices located at 2355 Utah Avenue, El Segundo, California 90245:

The Notice of 2016 Annual Meeting of Stockholders, Proxy Statement and Annual Report to stockholders are available at www.kitepharma.com.

By Order of the Board of Directors

Arie Belldegrun, M.D.
President, Chief Executive Officer,
and Chairman of the Board of Directors

Santa Monica, California

April 21, 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

KITE PHARMA, INC.

2225 Colorado Avenue

Santa Monica, California 90404

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (sometimes referred to as the “SEC”), we have elected to provide access to our proxy materials over the internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to holders of record and beneficial owners of our common stock because the Board of Directors (sometimes referred to as the “Board”) of Kite Pharma, Inc. (sometimes referred to as the “Company” or “Kite”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. The Notice will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card and Annual Report on Form 10-K, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document

We intend to mail the Notice on or about April 21, 2016 to all stockholders of record entitled to vote at the Annual Meeting. The proxy materials, including the Notice of 2016 Annual Meeting of Stockholders, this proxy statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and the Annual Report on Form 10-K for the year ending December 31, 2015 will be made available to stockholders on the internet on the same date.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, June 1, 2016 at 8:30 a.m. local time at the Company’s offices located at 2355 Utah Avenue, El Segundo, California 90245. Directions to the annual meeting may be found at www.kitepharma.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 4, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 50,010,417 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 4, 2016 your shares were registered directly in your name with Kite’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you

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may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 4, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: Election of the three Class II directors named herein to hold office until the 2019 Annual Meeting of Stockholders; and

•	Proposal 2: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 31, 2016 to be counted.

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•	To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on May 31, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Kite. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 4, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether NASDAQ deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NASDAQ Stock Market Listing Rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, and “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

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Who is paying for this proxy solicitation?

Kite will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Kite’s Secretary at 2225 Colorado Avenue, Santa Monica, California 90404.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in the Company’s proxy materials for next year’s annual meeting, your proposal must be submitted in writing by December 22, 2016, to Kite Pharma, Inc., 2225 Colorado Avenue, Santa Monica, California 90404, Attn: Secretary. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in the Company’s proxy materials for next year’s annual meeting, you must do so between February 1, 2017 and March 3, 2017. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, for the proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent public accounting firm. Abstentions will be counted towards the vote total for each of Proposals 2, and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

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What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NASDAQ to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal 2, the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2016, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes, if any, will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 50,010,417 shares outstanding and entitled to vote. Thus, the holders of 25,005,209 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

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PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has nine members. There are three directors in the class whose term of office expires in 2016: Ms. Farah Champsi, Mr. Roy Doumani and Mr. Ran Nussbaum. Ms. Champsi and Messrs. Doumani and Nussbaum have been nominated for reelection at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. Ms. Champsi and Messrs. Doumani and Nussbaum, each current directors of the Company, have been recommended for nomination to the Board at the Annual Meeting by the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of these nominees would serve until the 2019 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting of Stockholders. Four of the Company’s then current directors attended its 2015 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected.

NOMINEES

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board.

Nominees for Election for a Three-year Term Expiring at the 2019 Annual Meeting of Stockholders

Farah Champsi, 54, has served as a member of the Board since May 2013. She has served as a Managing Director at Alta Partners, a venture capital firm, since 2000. Ms. Champsi currently serves on the board of directors of Allakos Inc. (since December 2012), a biotechnology company. From January 2008 to December 2014, Ms. Champsi served on the board of directors of Trevena, Inc., a publicly reporting biopharmaceutical company. From July 2010 to June 2014, Ms. Champsi served on the board of directors of Chimerix, Inc., a publicly reporting biopharmaceutical company. From October 2005 to May 2013, Ms. Champsi served on the board of directors of Portola Pharmaceuticals, Inc. From 1987 to 1999, Ms. Champsi held various positions at Robertson Stephens & Company, LLC, an investment banking firm, including Managing Director from 1992 to 1999 and head of the global life sciences investment banking group from 1995 to 1999. Ms. Champsi holds an M.B.A. degree from the Stanford University Graduate School of Business and a B.A. in Economics from Smith College.

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The Board believes Ms. Champsi’s expertise and experience in the life sciences and venture capital industries, her experience as a director of other companies in our industry and her educational background provide her with the qualifications and skills to serve on the Board.

Roy Doumani, 80, has served as a member of the Board since May 2011. Mr. Doumani is a professor at the David Geffen School of Medicine at the University of California, Los Angeles (UCLA) (since September 2004) and Executive Director of the UCLA Business of Science Center (since September 2010). Since 2005, he has served as Co-Chairman of the Zhejiang California NanoSystems Institute in the People’s Republic of China (PRC) and is a shareholder and Director of the first joint venture bank in the PRC, Xiamen International Bank (since January 1993). Mr. Doumani has been involved with numerous financial institutions: Director of First Los Angeles Bank, Chairman of First Interstate Bank of Hawaii, Chairman of World Trade Bank in Los Angeles, Executive Director of HonFed Bank, and is one of the founders of Agensys, Inc. He is presently Chairman of Neural Analytics, Inc. (since 2015). Mr. Doumani graduated from UCLA with a degree in Business and Finance and received a law degree from the University of Southern California.

The Board believes Mr. Doumani’s expertise and experience in the finance and real estate industries, his experience as a director of other companies and his educational background provide him with the qualifications and skills to serve on the Board.

Ran Nussbaum, 43, has served as a member of the Board since May 2013. He has served as co-founder and managing partner of the Pontifax Group, a venture capital firm, since December 2004. Prior to that, Mr. Nussbaum was the Chief Executive Officer of Biomedix, Ltd., a biotechnology company, from January 2006 to February 2008 and of Spearhead Ltd., from January 2009 to November 2010. In addition, from January 2007 to June 2010, Mr. Nussbaum served as Chairman of Nasvax Ltd., a pharmaceutical company. Mr. Nussbaum serves on the boards of c-Cam Biotherapeutics Ltd. (since April 2012), Eloxx Pharmaceuticals, Ltd. (since September 2013), Bioblast Pharma Ltd. (since July 2013), UroGen Pharma Ltd. (since April 2013), Quiet Therapeutics Ltd. (since September 2010), Ocon Medical Ltd. (since May 2013) and Nutrinia Ltd.

The Board believes Mr. Nussbaum’s expertise and experience in the life sciences and venture capital industries and his experience as a director of other public companies provide him with the qualifications and skills to serve on the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Joshua A. Kazam, 39, is one of our founders and has served as a member of the Board since our inception in June 2009 and served as our President through September 2010. In June 2009, Mr. Kazam co-founded Two River Consulting, LLC, a consulting firm. Since October 2005, he has also served as an officer and director and is the co-owner of Riverbank Capital Securities, Inc., a FINRA member broker dealer. From 2002 to 2004, Mr. Kazam served as the Director of Investment Management for the Orion Biomedical Fund, a private equity fund focused on biotechnology investments. Since 2005, Mr. Kazam has served on the board of directors of Capricor Therapeutics, Inc., a publicly reporting biotechnology company. Mr. Kazam served on the board of directors of Velcera, Inc. from 2003 until it was acquired by Perrigo Company plc in 2013. Mr. Kazam has served on the board of directors of MedPod, Inc. since August 2015. Mr. Kazam received his degree in Entrepreneurial Management from the Wharton School of the University of Pennsylvania.

The Board believes Mr. Kazam’s expertise and experience in the life sciences and venture capital industries and his educational background provide him with the qualifications and skills to serve on the Board.

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Steven B. Ruchefsky, 54, has served as a member of the Board since February 2011. He has been the President of Commercial Street Capital LLC, a private investment company, since January 2010. Since September 2001, Mr. Ruchefsky has been working as a private investment manager for S. Donald Sussman, the founder and Chief Executive Officer of a multi-billion dollar hedge fund. Mr. Ruchefsky currently sits on the boards of directors of several public and private companies, including Arno Therapeutics Inc., a biotechnology company (since September 2010). Mr. Ruchefsky was previously a partner at Morrison Cohen, New York City. Mr. Ruchefsky is a graduate of The George Washington University Law School.

The Board believes Mr. Ruchefsky’s expertise and experience in the life sciences and venture capital industries, his experience as a director of public companies and his educational background provide him with the qualifications and skills to serve on the Board.

Franz B. Humer, Ph.D., 69, has served as a member of the Board since September 2015. Dr. Humer is Chairman of the board of directors of the International Centre for Missing and Exploited Children and chairman of the Humer Foundation. He is also chairman of Diageo plc (since 2008), an independent director of Citigroup Inc. (since 2012), and Chugai Pharmaceuticals Ltd. (Japan). Dr. Humer also serves as a director of Bial Pharmaceuticals (Portugal), WISeKey (Cyber Security Company, Switzerland) and as a member of the International Advisory Board of Allianz SE. In addition, Dr. Humer served as Head of Pharmaceuticals and then as Chief Operating Officer of F. Hoffmann-La Roche Ltd. (1996-1998), prior to serving as Chief Executive Officer of Roche Group (1998-2001) and later as chairman and Chief Executive Officer (2001-2008). His tenure as chairman of Roche Holding Ltd. extended from 2008 to 2014. Before joining Roche Group, he served on the board of Glaxo Holdings plc and progressed to be responsible for research, business development, manufacturing, commercial strategy, and all non-US operations for 13 years. In 1973, Dr. Humer joined Schering Plough Corporation where he held various General Management positions in Latin America and Europe. Dr. Humer attended the University of Innsbruck, where he gained a Ph.D. in Law. He went on to earn a M.B.A. at INSEAD in Fontainebleau.

The Board believes that Dr. Humer’s expertise and experience in life sciences, his experience as a director of other companies and his educational background provide him with the qualifications and skills to serve on the Board.

Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders

Arie Belldegrun, M.D., FACS, 66, is our founder and Executive-Chairman of the Board. In March 2014, he was also appointed to serve as our President and Chief Executive Officer, an interim position he held since December 2013. Dr. Belldegrun currently serves as Chairman of Arno Therapeutics, Inc., a biopharmaceutical company, a position he has held since March 2008, as Chairman of UroGen Pharma Ltd., a pharmaceutical company, a position he has held since December 2012, as Chairman and Partner of Two River Consulting, LLC, a consulting firm, since June 2009, and as a Director of Teva Pharmaceutical Industries Ltd., a pharmaceutical company, a position he has held since March 2013. He also served as a Director of Nile Therapeutics, Inc., a biotechnology company, from September 2009 to November 2013 and as a Director of SonaCare Medical, LLC, a healthcare company, from October 2009 to October 2014. In 1996, he founded Agensys, Inc., a biotechnology company, and served as its founding Chairman from 1996 to 2001, and continued to serve on the board until 2007 when it was acquired by Astellas Pharma Inc. Dr. Belldegrun was also the Founding Vice-Chairman of the board of directors and Chairman of the scientific advisory board of Cougar Biotechnology, Inc., a biotechnology company, from 2003 to 2009 when it was acquired by Johnson & Johnson. He is certified by the American Board of Urology, and is a Fellow of the American College of Surgeons and the American Association of Genitourinary Surgeons. Dr. Belldegrun is Professor of Urology, holds the Roy and Carol Doumani Chair in Urologic Oncology, and Director of the Institute of Urologic Oncology at the David Geffen School of Medicine at UCLA. Prior to joining UCLA in October of 1988, he was a Research Fellow at the NCI/NIH in surgical oncology and immunotherapy from July 1985 to August 1988 under Dr. Steven A. Rosenberg. Dr. Belldegrun completed his M.D. at the Hebrew University Hadassah Medical School in Jerusalem, his post graduate studies in Immunology at the Weizmann Institute of Science and his residency in Urologic Surgery at Harvard Medical School.

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The Board believes that Dr. Belldegrun’s expertise and experience as our President and Chief Executive Officer, his perspective and experience as our founder, his depth and expertise in life sciences and venture capital industries, his experience in research and his educational background provide him with the qualifications and skills to serve on the Board.

David Bonderman, 73, has served as a member of the Board since February 2011 and as lead independent director of the Board since June 2014. Mr. Bonderman is a founding partner and Chairman of TPG, one of the world’s largest private equity investment firms, which was established in 1992. Through its global buyout platform, TPG generally makes significant investments in operating companies through acquisitions and restructurings across a broad range of industries throughout the United States, Europe and Asia. Mr. Bonderman currently serves on the boards of directors of the following public companies: Caesars Entertainment Corporation; Energy Future Holdings Corporation; and RyanAir Holdings, plc, of which he is Chairman. Mr. Bonderman previously served on the boards of directors of the following public companies: General Motors Company; Armstrong World Industries, Inc.; Burger King Holdings, Inc.; Ducati Motor Holdings S.p.A.; Gemalto N.V.; Gemplus International S.A. (predecessor to Gemalto); IASIS Healthcare, LLC; Univision Communications, Inc.; Washington Mutual, Inc.; and CoStar Group, Inc. Mr. Bonderman also serves on the board of directors of XOJET, Inc. and Uber Technologies, Inc. Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University, and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights Division. From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans. Mr. Bonderman graduated magna cum laude from Harvard Law School in 1966. He was a member of the Harvard Law Review and a Sheldon Fellow. He is a 1963 graduate of the University of Washington in Seattle.

The Board believes that Mr. Bonderman’s expertise and experience as a director of other public companies and his professional and educational background provide him with the qualifications and skills to serve on the Board.

Jonathan M. Peacock, 58, has served as a member of the Board since March 2014. He has been the Chairman of the Board of Directors and Chief Executive Officer of Bellerophon Therapeutics, LLC since July 2014. He has served as Chairman of the Board of Directors of Arix Biosciences Ltd. since February 2016. He served as the Chief Financial Officer of Amgen Inc., a publicly-traded biotechnology company, from September 2010 to January 2014. Before that, Mr. Peacock was at the pharmaceutical and biotechnology division of Novartis Pharmaceutical AG, where he served as Chief Financial and Administration Officer since November 2005. From 1998 to 2005, he was a partner at McKinsey and Company, a consulting firm. Mr. Peacock was also a partner at Price Waterhouse, an accounting firm (which merged with Coopers & Lybrand to form PricewaterhouseCoopers), from 1993 to 1998. Mr. Peacock has a M.A. degree in Economics from the University of St. Andrews in Scotland and is a Chartered Accountant.

The Board believes that Mr. Peacock’s expertise and experience in the finance industry, his experience as an officer of other public companies and his educational background provide him with the qualifications and skills to serve on the Board.

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INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors, except Dr. Belldegrun and Mr. Kazam, are independent directors within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

The Board is currently chaired by the President and Chief Executive Officer of the Company, Dr. Belldegrun. The Board has also appointed Mr. Bonderman as lead independent director.

The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company’s view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer and Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer) as compared to a relatively less informed independent Board Chair.

The Board appointed Mr. Bonderman as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer and Board Chair. The lead independent director is empowered to, with the Board Chair: establish the agenda for regular Board meetings and serve as chairman of Board meetings in the absence of the Board Chair; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and perform such other duties as may be established or delegated by the Board Chair. In addition, it is the responsibility of the lead independent director to coordinate between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the Chief Executive Officer’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership

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and in reinforcing the independence of the Board, the Company believes that it is advantageous for the Company to combine the positions of Chief Executive Officer and Board Chair.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eight times and acted by unanimous written consent six times during the last fiscal year. Each Board member attended 85% or more of the aggregate number of meetings of the Board and of the committees on which they served, in each case that were held during the portion of the last fiscal year for which they were directors or committee members.

As required under applicable NASDAQ listing standards, the Company’s independent directors meet at least twice each fiscal year in regularly scheduled executive sessions at which only independent directors are present.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an International Strategy Committee. The following table provides membership and meeting information for fiscal 2015 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance	International Strategy
Mr. David Bonderman		X(1)
Ms. Farah Champsi		X(2)	X
Mr. Roy Doumani	X(2)		X
Mr. Ran Nussbaum			X(1)
Mr. Steven B. Ruchefsky	X	X
Mr. Jonathan M. Peacock	X(1)
Dr. Franz B. Humer	X	X		X(1)
Dr. Arie Belldegrun				X
Total meetings in fiscal 2015	8	5	1	—(3)

(1)	Committee Chairperson
(2)	Dr. Humer replaced Ms. Champsi on our Compensation Committee and Mr. Doumani on the Audit Committee from October 1, 2015.
(3)	The International Strategy Committee was formed in March 2016.

Below is a description of each committee of the Board.

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Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee consists of Mr. Peacock, Mr. Ruchefsky and Dr. Humer. Our Board has determined that each of the members of our Audit Committee satisfies the NASDAQ and SEC independence requirements. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with NASDAQ audit committee requirements. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. Peacock serves as the chair of our Audit Committee. Our Board has determined that Mr. Peacock qualifies as an Audit Committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NASDAQ Listing Rules. In making this determination, our Board has considered Mr. Peacock’s formal education and previous and current experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

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•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.

We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Audit Committee met eight times during 2015. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.kitepharma.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2015.

The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Jonathan M. Peacock, Chairman

Franz B. Humer

Steven B. Ruchefsky

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission (the “SEC”) and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Mr. Bonderman, Mr. Ruchefsky and Dr. Humer. Mr. Bonderman serves as the chair of our Compensation Committee. Our Board has determined that each of the members of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as

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amended (the “Code”), and satisfies the NASDAQ Stock Market independence requirements. The functions of our Compensation Committee include, among other things:

•	reviewing, modifying and approving (or, if it deems appropriate, making recommendations to our full Board of Directors regarding) our overall compensation strategy and policies;

•	making recommendations to our full Board of Directors regarding the compensation and other terms of employment of our executive officers;

•	reviewing and making recommendations to our full Board of Directors regarding performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	reviewing and approving (or, if it deems it appropriate, making recommendations to our full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•	evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to our full Board of Directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•	establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act and, if applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	reviewing and making recommendations to our full Board of Directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of our Compensation Committee and our Compensation Committee charter.

In fulfilling its responsibilities, our Compensation Committee may form and delegate any or all of its responsibilities to subcommittees of our Compensation Committee, but only to the extent consistent with our amended and restated certificate of incorporation, our amended and restated bylaws, Section 162(m) of the Code, NASDAQ rules and regulations and other applicable law. We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

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Our Compensation Committee met five times during 2015. Our Compensation Committee has adopted a written charter that is available to stockholders on our website at www.kitepharma.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for fiscal 2015.

Compensation Committee Processes and Procedures

Typically, our Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of our Compensation Committee, in consultation with the Chief Executive Officer, the Chief Financial Officer and Chief Operating Officer, the General Counsel and Secretary and Compensia, Inc., our Compensation Committee’s compensation consultants (“Compensia”). Our Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by our Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance goals and objectives. Its charter grants our Compensation Committee full access to all our books, records, facilities and personnel. In addition, under its charter, our Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and other external resources that our Compensation Committee considers necessary or appropriate in the performance of its duties. Our Compensation Committee has direct responsibility for the oversight of the work of any advisers engaged for the purpose of advising the Committee. In particular, our Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, our Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to our Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In December 2014, our Compensation Committee engaged Compensia as its compensation consultant. Our Compensation Committee requested that Compensia:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Compensia was requested by our Compensation Committee to develop a comparative group of peer companies and to perform analyses of competitive performance and compensation levels for that group. At the request of our Compensation Committee, Compensia also met with management to learn more about our business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Compensia was also requested to analyze our non-employee director compensation policy.

The aggregate fees incurred for consulting services provided by Compensia to our Compensation Committee during the last fiscal year with regard to determining or recommending the amount or form of executive and director compensation was approximately $111,000.

It is expected that our Compensation Committee will consider most of the significant adjustments to annual compensation, target cash bonus opportunities and equity awards and establish new performance objectives at one or more meetings held during the fourth quarter of the year. However, our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as

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high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at periodic meetings throughout the year as needed. For executives other than the Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by our Compensation Committee, which recommends any adjustments to his compensation and/or awards to be granted to him to our Board of Directors for review and approval. For all executives and directors as part of its deliberations, our Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of its compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consisted of Mr. Bonderman, Mr. Ruchefsky and Ms. Champsi until October 2015 when Dr. Humer replaced Ms. Champsi on our Compensation Committee. None of the members of our Compensation Committee during 2015 has at any time been our officer or employee. None of the members of our Compensation Committee during 2015 had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or the compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report

Our Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

David Bonderman, Chairman

Franz B. Humer

Steven B. Ruchefsky

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Nussbaum, Ms. Champsi, and Mr. Doumani. The Board has determined that each of the members of this committee satisfies the NASDAQ Stock Market independence requirements. Mr. Nussbaum serves as the chair of our Nominating and Corporate Governance Committee. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on the Board;

•	determining the minimum qualifications for service on the Board;

•	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on the Board is appropriate;

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•	evaluating, nominating and recommending individuals for membership on the Board;

•	evaluating nominations by stockholders of candidates for election to the Board;

•	considering and assessing the independence of members of the Board;

•	developing a set of corporate governance policies and principles and recommending to the Board any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise; and

•	reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.

We believe that the composition and functioning of our Nominating and Corporate Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met once during 2015. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.kitepharma.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2015.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee would then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee considers the candidates’ qualifications and then selects a nominee for recommendation to the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in

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which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Kite Pharma, Inc., 2225 Colorado Avenue, Santa Monica, California 90404, Attn: Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) with respect to each nominee for election or re-election to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 5(e) of the Company’s Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and the information required by Section 5(b)(iv) of the Company’s Bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

International Strategy Committee

Our International Strategy Committee consists of Dr. Humer, as chair, and Dr. Belldegrun. The functions of this committee include, among other things, reviewing international clinical and commercial plans, evaluating potential international strategic transactions and other matters relating to the Company’s international operations, and making recommendations thereon to the Board. The International Strategy Committee was formed in March 2016.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Kite at 2225 Colorado Avenue, Santa Monica, California 90404.

These communications will be reviewed by the Secretary of the Company designated by the Board who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.kitepharma.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

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PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has been our independent registered public accounting firm since October 7, 2014. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the Stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and December 31, 2014 by Ernst & Young and Crowe Horwath LLP (“Crowe”). All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2015		2014
	(in thousands)
Audit Fees	$1,273	(1)	$1,044	(2)
Audit-related Fees	—		—
Tax Fees(3)	95		4
All Other Fees	—		—

Total Fees	$1,368		$1,048

(1)	Crowe audit fees in 2015 were $61 thousand and consisted of fees billed for review of certain portions of our registration statement for our 2015 follow-on public offering. Ernst & Young audit fees in 2015 were $1,212 thousand and consisted of fees billed for professional services for the audit of the year ended December 31, 2015, the quarterly review of the 2015 quarterly financial statements and review of certain portions of our registration statement for our 2015 follow-on public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Crowe audit fees in 2014 were $503 thousand and consisted of fees billed for professional services for the quarterly review of the first and second quarters of 2014 interim financial statements and review of certain portions of our registration statement for our initial public offering and our 2014 follow-on public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements. Ernst & Young audit fees in 2014 were $541 thousand and consisted of fees billed for professional services for the audit of the year ended December 31, 2014, the quarterly review of the third quarter of 2014 interim financial statements and review of certain portions of our registration statement for our 2014 follow-on public offering, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

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(3)	Tax fees in 2014 were billed by Crowe and included services for the preparation and filing of Company tax returns and related general tax advice. Tax fees in 2015 were billed by Ernst & Young and included services for the preparation and filing of Company tax returns and related general tax advice.

In connection with the audit of the 2015 financial statements, the Company entered into an engagement agreement with Ernst & Young that sets forth the terms by which Ernst & Young will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

PRE-APPROVAL PROCEDURES

Management requests the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision is reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On October 7, 2014, the Company notified Crowe, the Company’s former accounting firm, that they had been dismissed as the Company’s independent registered public accounting firm and the Company engaged Ernst & Young as the Company’s new independent registered public accounting firm. The Audit Committee approved the change in independent accountants.

The audit reports of Crowe on the Company’s financial statements as of and for the fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2013 and 2012 and through October 7, 2014, there were no (a) disagreements between the Company and Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to Crowe’s satisfaction, would have caused them to make reference thereto in connection with its opinion on the financial statements for such years or (b) “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company requested that Crowe furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated October 14, 2014, is filed as Exhibit 16.1 to the Current Report on Form 8-K filed on October 14, 2014.

During the Company’s two most recent fiscal years and the subsequent interim period prior to the engagement of Ernst & Young, the Company did not consult with Ernst & Young regarding (a) the application of accounting principles to a specified transaction, either completed or proposed; (b) the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (c) any matter that was the subject of a disagreement or reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K with Crowe.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL 2.

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EXECUTIVE OFFICERS

In addition to Dr. Belldegrun, described above under “Proposal 1 – Election of Directors – Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders,” the following sets forth the name and age of each of our executive officers as of April 21, 2016 and the current positions held by each of them:

Cynthia M. Butitta, 61, has served as our Chief Financial Officer since January 2014 and as our Chief Financial Officer and Chief Operating Officer since March 2014. Prior to joining us, from May 2011 to December 2012, she was Senior Vice President and Chief Financial Officer at NextWave Pharmaceuticals, Inc., a specialty pharmaceutical company. Prior to that, Ms. Butitta served as Chief Operating Officer of Telik, Inc., a biopharmaceutical company, from March 2001 to December 2010 and as its Chief Financial Officer from August 1998 to December 2010. Ms. Butitta also served as Principal Accounting Officer of Telik, Inc. until December 2010. She served as a Director of Catalyst Semiconductor Inc., a semiconductor products company, from June 2000 to February 2003. Ms. Butitta received her B.S. degree with honors in Business and Accounting from Edgewood College in Madison, Wisconsin, and an M.B.A. degree in Finance from the University of Wisconsin, Madison.

David Chang, M.D., Ph.D., 56, has served as our Chief Medical Officer and Executive Vice President, Research and Development since June 2014. Prior to joining us, Dr. Chang held senior positions at Amgen Inc., a biopharmaceutical company, including Vice President, Global Development from July 2006 to May 2014, Senior Director, Oncology-Therapeutics from July 2005 to June 2006 and Director, Medical Sciences from December 2002 to June 2005. Prior to that, he was an Associate Professor at the University of California, Los Angeles School of Medicine. Dr. Chang obtained his medical degree and doctorate in Biophysics from Stanford University.

Margo R. Roberts, Ph.D., 61, has served as our Chief Scientific Officer since March 2014, and served as our Vice President, Research, from August 2013 to March 2014. Prior to joining us, Dr. Roberts was a scientific biotechnology consultant from January 2012 to August 2013. Dr. Roberts was an Associate Professor at the University of Virginia from January 1999 to December 2011, where her primary research focused on immunity and inflammation. From 1990 to 1998, Dr. Roberts worked at Cell Genesys, Inc., a biotechnology company, where she held the positions of Principal Scientist and Director of Immune and Cell Therapy. Dr. Roberts received a B.Sc. with honors and a Ph.D. from the University of Leeds in England, and was a postdoctoral Fellow at Yale University and at the Laboratoire de Génétique Moléculaire des Eucaryotes of the Le Centre National de la Recherche Scientifique in Strasbourg, France.

Helen S. Kim, 53, has served as our Executive Vice President, Business Development since November 2014. Prior to joining us, she served as the Chief Business Officer of NGM Biopharmaceuticals, Inc. from August 2009 to January 2012. Prior to joining NGM, Ms. Kim was the Chief Executive Officer of TRF Pharma, Inc. from December 2008 to June 2009. Before that, Ms. Kim served as the President and Chief Executive Officer of Kosan Biosciences, Inc. from July 2008 to December 2008. From August 2003 to December 2007, Ms. Kim served as the Chief Program Officer of the Gordon and Betty Moore Foundation and, from 2002 to 2003, as the Chief Business Officer at Affymax, Inc. Prior to Affymax, Ms. Kim was Senior Vice President of Corporate Development of Onyx Pharmaceuticals, Inc. from 1999 to 2002. Ms. Kim served on the board of Sunesis Pharmaceuticals, Inc., a publicly traded biotechnology company, from 2009 to 2016, and currently serves on the board of AuraSense Therapeutics, a private therapeutic company, and Forsight VISION4, Inc., a private eye care company. Ms. Kim received a B.S. in Chemical Engineering from Northwestern University and a M.B.A. from the University of Chicago.

Shawn Tomasello, 57, has served as our Chief Commercial Officer since December 2015. Prior to joining us, she served as founder and Chief Executive Officer of Shawn Tomasello Consulting, LLC from August 2015 to December 2015. Prior to Shawn Tomasello Consulting, she served as Chief Commercial Officer of Pharmacyclics Corporation, a biopharmaceutical company, from August 2014 to July 2015. Prior to joining

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Pharmacyclics, Ms. Tomasello held roles of increasing responsibility at Celgene Corporation, a biopharmaceutical company, from 2005 to August 2014, including as President – Americas Hematology and Oncology and Senior Vice President – Americas Hematology and Oncology. At Celgene, she also served as Senior Vice President & General Manager – US Hematology & Oncology from 2013 to 2014, as Corporate Vice President & General Manager – US Hematology & Oncology from 2010 to 2013, as Corporate Vice President Hematology & Oncology from 2009 to 2010, and as Vice President of Sales & Training from 2005 to 2009. Prior to joining Celgene, Ms. Tomasello served as the National Director of Hematology for RITUXAN® at Genentech, Inc. from 2003 to 2005 and as Midwest Region Sales Director from 2001 to 2003. Earlier in her career, Ms. Tomasello held positions at Pfizer Laboratories, Miles Pharmaceuticals and Proctor & Gamble. Ms. Tomasello currently serves on the board of directors for Oxford BioTherapeutics Inc. and Diplomat. Ms. Tomasello previously served as a member of the board of directors of BIONJ Inc. and as a member of the Advisory Board for Healthcare Businesswomen’s Association. Ms. Tomasello obtained a B.S. in Marketing from the University of Cincinnati and a M.B.A. from Murray State University.

Timothy L. Moore, 54, has served as our Executive Vice President, Technical Operations since March 2016. Prior to joining us, he served as Senior Vice President Head of Global Technical Operations – Biologics at Genentech, Inc., a global pharmaceutical company, from January 2010 to March 2016, and as its Senior Vice President of Global Supply Chain and Global Engineering from January 2007 to January 2010, Vice President South San Francisco Manufacturing from January 2005 to December 2007, and as Vice President Global Engineering from July 2004 to February 2005. Prior to joining Genentech, Inc., Mr. Moore served as Vice President and General Manager of Kankakee Operations at ZLB Behring (formerly Aventis Behring) from March 2000 to July 2004. Mr. Moore currently serves as a member of the International Society for Pharmaceutical Engineering, the Parenteral Drug Association, the Executive Committee of BioPhorum, and the Manufacturing Leadership Council. Mr. Moore obtained a B.Sc. in Chemical Engineering from Tulsa University and a M.S. in Engineering Management from Northwestern University.

Jeffrey Wiezorek, M.D., 44, has served as our Senior Vice President, Clinical Development since October 2015. Dr. Wiezorek served as our Vice President, Clinical Development from May 2014 to October 2015. Prior to joining us, Dr. Wiezorek held senior positions at Amgen Inc., a biopharmaceutical company, including Executive Medical Director, Global Development from October 2009 to April 2014 and Medical Director, Global Development from June 2006 to September 2009. Prior to joining Amgen, he performed postdoctoral research with David Baltimore at the California Institute of Technology. Dr. Wiezorek received a B.A. degree in Biophysics from the University of Pennsylvania and an M.D. from Columbia University. He completed his residency in Internal Medicine at Stanford Medical Center and his fellowship in Oncology at UCLA.

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SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2016, unless otherwise noted, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% stockholder
Capital Research Global Investors(2)	5,939,553	11.9%
333 South Hope Street
Los Angeles, CA 90071
FMR LLC(3)	3,544,879	7.1%
245 Summer Street
Boston, MA 02210
Arie Belldegrun, M.D., FACS(4)	3,312,569	6.6%
The Vanguard Group(5)	2,629,342	5.3%
100 Vanguard Blvd.
Malvern, PA 19355
Directors and Named Executive Officers
Arie Belldegrun, M.D., FACS(2)	3,312,569	6.6%
David Bonderman(6)	2,417,251	4.8%
Farah Champsi(7)	1,840,790	3.7%
Roy Doumani(8)	260,756	*
Joshua A. Kazam(9)	426,667	*
Ran Nussbaum(10)	59,167	*
Steven B. Ruchefsky(11)	1,291,625	2.6%
Jonathan Peacock(12)	125,181	*
Franz B. Humer(13)	4,962	*
Cynthia M. Butitta(14)	493,613	*
David Chang(15)	157,288	*
Helen S. Kim(16)	112,499	*
Jeffrey Wiezorek(17)	30,315	*
All executive officers and directors as a group (16 persons)(18)	10,596,363	20.6%

*	Represents beneficial ownership of less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal Stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 50,009,884 shares outstanding on April 1, 2016, adjusted as required by rules promulgated by the SEC.
(2)	Pursuant to a Schedule 13G/A filed February 12, 2016, Capital Research Global Investors is deemed to be the beneficial owner of 5,939,553 shares as of December 31, 2015 as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Investment Act”).
(3)

Pursuant to a Schedule 13G filed February 12, 2016, FMR LLC is deemed to be the beneficial owner of 3,544,879 shares of common stock as of December 31, 2015. Members of the Johnson Family, including Abigail P. Johnson, a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR

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LLC, represent 49% of the voting power of FMR LLC and have entered into a shareholders’ voting agreement under which all series B voting common shares of FMR LLC will be voted in accordance with the majority vote of series B voting common shares. Accordingly, members of the Johnson family may be deemed, under the Investment Act, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(4)	Represents (1) 49,300 shares of common stock that Dr. Belldegrun has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, (2) 500,000 shares of common stock beneficially owned by Bioeast, LLC, of which Dr. Belldegrun serves as president, (3) 1,673,750 shares of common stock beneficially owned by Arie Belldegrun and Rebecka Belldegrun as trustees of the Belldegrun Family Trust Dated February 18, 1994, (4) 430,190 shares of common stock beneficially owned by MDRB Partnership, L.P, of which Dr. Belldegrun serves as managing partner, (5) 159,329 shares of common stock beneficially owned by The Arie Belldegrun MD, Inc., Profit Sharing Plan, of which Dr. Belldegrun serves as a plan administrator, and (6) 500,000 shares of common stock beneficially owned by Bellco Capital, LLC, of which Dr. Belldegrun is the manager. 644,411 of the above amounts were acquired pursuant to the early exercise of stock options and are unvested and subject to a right of repurchase by us as of May 31, 2016 that would lapse over the vesting schedule.
(5)	Pursuant to a Schedule 13G filed February 10, 2016, The Vanguard Group is deemed to be the beneficial owner of 2,629,342 shares of common stock as of December 31, 2015. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 67,951 shares of common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,500 shares of common stock as a result of its serving as investment manager of Australian investment offerings.
(6)	Represents (1) 59,167 shares of common stock that Mr. Bonderman has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, 11,111 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2016 that would lapse over the vesting schedule, and (2) 2,358,084 shares of common stock directly held by Bonderman Family Limited Partnership (“BFLP”), of which Mr. Bonderman is a limited partner. Wildcat Capital Management, LLC (“Wildcat”) has dispositive and voting power over the shares held by BFLP pursuant to the terms of an investment management agreement to which Wildcat, Mr. Bonderman and BFLP are parties. Mr. Bonderman disclaims beneficial ownership of such shares held by BFLP except to the extent of his pecuniary interest therein.
(7)	Represents (1) 59,167 shares of common stock that Ms. Champsi has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, 11,111 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2016 that would lapse over the vesting schedule, (2) 19,666 shares of common stock held by Ms. Champsi, and (3) 1,761,957 shares of common stock beneficially owned by Alta Partners VIII, L.P. (“Alta”). The directors of Alta Partners Management VIII, LLC, which is the general partner of Alta, exercise sole dispositive and voting power over the shares owned by Alta. Farah Champsi, Daniel Janney, and Guy Nohra are directors of Alta Partners Management VIII, LLC. These individuals may be deemed to share dispositive and voting power over the shares held by Alta. Each of these individuals disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.

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(8)	Represents (1) 89,167 shares of common stock that Mr. Doumani has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, 11,111 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2016 that would lapse over the vesting schedule, (2) 31,987 shares of common stock held by Carol Doumani, Roy Doumani’s spouse, and (3) 139,602 shares of common stock held by Roy Doumani. Roy Doumani and Carol Doumani share beneficial ownership of these shares.
(9)	Represents (1) 59,167 shares of common stock that Mr. Kazam has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, 11,111 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2016 that would lapse over the vesting schedule, (2) 40,000 shares issuable upon the exercise of warrants held by Mr. Kazam, and (3) 327,500 shares of common stock held by Mr. Kazam.
(10)	Represents 59,167 shares of common stock that Mr. Nussbaum has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, 11,111 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2016 that would lapse over the vesting schedule.
(11)	Represents (1) 259,167 shares of common stock that Mr. Ruchefsky has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, 61,111 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2016 that would lapse over the vesting schedule, (2) 86,038 shares of common stock held by Mr. Ruchefsky, and (3) 946,420 shares of common stock beneficially owned by Commercial Street Capital, of which Mr. Ruchefsky is president.
(12)	Represents (1) 59,167 shares of common stock that Mr. Peacock has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, 13,889 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2016 that would lapse over the vesting schedule, and (2) 66,014 shares of common stock beneficially owned by Mr. Peacock.
(13)	Represents (1) 4,445 shares of common stock that Dr. Humer has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options and (2) 517 shares of common stock beneficially owned by Dr. Humer.
(14)	Represents (1) 416,712 shares of common stock that Ms. Butitta has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, and (2) 76,901 shares of common stock beneficially owned by Ms. Butitta.
(15)	Represents (1) 149,563 shares of common stock that Dr. Chang has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, and (2) 7,725 shares of common stock beneficially owned by Dr. Chang.
(16)	Represents 112,499 shares of common stock that Ms. Kim has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.
(17)	Represents (1) 22,848 shares of common stock that Dr. Wiezorek has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, and (2) 7,467 shares of common stock beneficially owned by Dr. Wiezorek.
(18)	Includes shares of common stock and shares of common stock subject to options exercisable within 60 days of April 1, 2016, as referred to in footnotes (4) and (6) through (17). Also represents (1) 59,270 shares of common stock that another executive officer has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, 43,750 of which would be initially unvested and subject to a right of repurchase by us as of May 31, 2016 that would lapse over the vesting schedule, and (2) 4,410 shares of common stock beneficially owned by another executive officer.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, other than the following late filings: one late Form 4 each for Ms. Champsi, Ms. Sproule, Dr. Roberts, Dr. Humer, Dr. Chang, Mr. Bonderman, Mr. Kazam, Mr. Nussbaum, Mr. Peacock, Mr. Ruchefsky and Mr. Doumani.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We became a public company in June 2014, and we filed our initial definitive proxy statement under the scaled disclosure reporting rules applicable to emerging growth companies. As of the close of calendar year 2015, we ceased to be an emerging growth company and, therefore, this year’s definitive proxy statement includes additional information regarding our executive compensation program that was previously not required, including:

•	this Compensation Discussion and Analysis; and

•	additional compensation tables for “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control.”

This Compensation Discussion and Analysis discusses the compensation philosophy, policies and principles underlying our executive compensation decisions for 2015. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to our named executive officers (our “Named Executive Officers”) for the fiscal year ended December 31, 2015, which consist of our principal executive officer, principal financial officer and the next three most highly compensated executive officers. Our Named Executive Officers for 2015 were:

•	Arie Belldegrun, our President and Chief Executive Officer (our “CEO”);

•	Cynthia M. Butitta, our Chief Operating Officer and Chief Financial Officer;

•	David Chang, our Chief Medical Officer and Executive Vice President, Research and Development;

•	Helen S. Kim, our Executive Vice President, Business Development; and

•	Jeffrey Wiezorek, our Senior Vice President, Clinical Development.

Executive Summary

2015 Business Highlights. During 2015, we achieved several important business milestones, including, but not limited to, the following:

•	Advanced our lead product candidate KTE-C19:

•	Initiated our lead multi-center study (ZUMA-1) for KTE-C19 for the treatment of aggressive, refractory diffuse large B cell lymphoma (“DLBCL”), primary mediastinal B cell lymphoma (“PMBCL”), and transformed follicular lymphoma (“TFL”), including treating the first patient in the second quarter of 2015, and advanced the study to the pivotal phase in the fourth quarter of 2015.

•	Initiated three additional pivotal multi-center studies of KTE-C19 in the fourth quarter of 2015 for the treatment of relapsed/refractory mantle cell lymphoma, adult relapsed/refractory acute lymphoblastic leukemia (“ALL”), and pediatric relapsed/refractory ALL.

•	Expanded manufacturing capabilities:

•	Completed our clinical manufacturing facility that is manufacturing KTE-C19 and that will manufacture future product candidates.

•	Completed construction of our commercial manufacturing facility.

•	Strengthened the manufacturing team, including with the addition of a Vice President of Manufacturing with significant experience in biopharmaceutical manufacturing and technical operations.

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•	Grew our innovative pipeline:

•	Established European operations with the acquisition of T-Cell Factory, now known as Kite Pharma EU. Through this acquisition, we also gained the proprietary TCR-GENErator discovery platform developed by Ton Schumacher, Ph.D., Chief Scientific Officer of Kite Pharma EU.

•	Entered into an enhanced Cooperative Research and Development Agreement (“CRADA”) with the National Cancer Institute’s (“NCI”) Surgery Branch to advance multiple chimeric antigen receptor (“CAR”) and T cell receptor (“TCR”) programs led by Steven Rosenberg, M.D., Ph.D., and a separate CRADA with the NCI’s Experimental Transplantation and Immunology Branch to advance the development of a fully human anti-CD19 CAR product candidate.

•	Secured an exclusive license to Alpine Immune Sciences’ transmembrane immunomodulatory protein technology for CAR- and TCR-based products.

•	Enhanced our team and financial position:

•	Formed our integrated commercial leadership team, led by Shawn Tomasello, our Chief Commercial Officer.

•	Appointed Dr. Franz B. Humer, former Chairman and Chief Executive of Roche Holding Ltd., to our Board of Directors.

•	Raised $272.6 million in net proceeds from a public offering of shares of our common stock in December 2015.

2015 Executive Compensation Policies and Practices. During 2015, we maintained the executive compensation policies and practices that we had put in place in connection with becoming a public company, including the following:

•	Compensation Committee of Independent Directors. Our Compensation Committee is composed of all independent directors and includes our lead independent director.

•	Annual Compensation Review. Our Compensation Committee undertakes a comprehensive review of compensation of our executives, including our Named Executive Officers, on an annual basis.

•	Independent Compensation Consultant. Our Compensation Committee engages its own compensation consultant, which it has determined to be independent of management.

•	Risk Analysis. We believe the structure of our executive compensation program minimizes the risk of inappropriate risk-taking by our executive officers.

•	No Guaranteed Compensation. Although we have signed employment agreements with each of our Named Executive Officers, these agreements provide for “at will” employment, and none of these agreements provides any guarantees relating to base salary increases or the amounts of any annual incentive awards or long-term equity awards.

•	No Special Retirement Benefits. We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives and other U.S.-based employees are eligible to participate in our Section 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. We provide a Company contribution to each employee’s Section 401(k) plan account in an amount equal to 3% of his or her base salary, up to $265,000.

•	Policy Against Hedging and Speculative Trading and Pledging our Common Stock. Our insider trading policy prohibits our employees from engaging in “hedging” or other inherently speculative transactions with respect to our common stock or borrowing against our common stock.

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2015 Executive Compensation Highlights. We believe that 2015 was an outstanding year for us due, in large part, to our achievement of significant clinical, manufacturing, and other strategic milestones, as described above. With respect to 2015 compensation decisions, our Compensation Committee and our Board focused on ensuring that a significant portion of the total compensation awarded to our Named Executive Officers was performance-based and linked to meeting our long-term strategic plan to create long-term stockholder value. For 2015, the percentage of variable compensation awarded to our Named Executive Officers ranged from approximately 80% to 95% of target total direct compensation.

Executive Compensation Philosophy and Overview

Our executive compensation program is intended to meet five principal objectives:

•	Enable us to attract, retain and motivate superior talent;

•	Link rewards to the achievement of critical strategic priorities;

•	Create incentives for our executive officers to further our long-term strategic plan to create long-term stockholder value;

•	Provide appropriate levels of risk and reward relative to an employee’s position with us; and

•	Differentiate compensation based on individual performance.

Based on this philosophy, our performance-driven compensation program primarily consists of three components: base salary, short-term cash incentive compensation, and long-term incentive compensation in the form of equity awards. Our Compensation Committee has determined that these three components, with a portion of total compensation allocated to “at-risk” performance-based incentives through the use of short-term and long-term incentive compensation, best align the interests of our executive officers with those of our stockholders. While it does not have any formal policies for allocating compensation among the three components, our Compensation Committee reviews relevant competitive market data and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation levels and opportunities are competitive and that we are able to attract and retain capable executive officers to work for our long-term prosperity and stockholder value, without taking unnecessary or excessive risks.

Process for Setting Executive Compensation

We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. To achieve this, we evaluate and reward our executive officers based on their contributions to the achievement of annual goals and objectives set early in the year. Performance is reviewed at least annually through processes discussed further below, with a focus on our research, clinical, regulatory, financial and operational performance, and in view of economic and financial conditions affecting the performance period.

Role of the Compensation Committee

Our Compensation Committee reviews and approves our executive compensation philosophy, objectives and methods, evaluates our performance and the performance of our executive officers, and either approves executive compensation or makes recommendations for ratification by our independent Board members. Please see “Information Regarding Committees of our Board of Directors—Compensation Committee—Compensation Committee Processes and Procedures” for additional information.

Awards of performance-based compensation for the previous year are typically made at the last-scheduled Compensation Committee meeting of the year, although circumstances may warrant a later determination if events of the previous year’s work have not fully unfolded. Adjustments to the base salaries of our Named

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Executive Officers, if any, are also typically made at the last-scheduled Compensation Committee meeting of the year.

Role of Management

In making compensation decisions, our Compensation Committee considers the recommendations of our Chief Executive Officer, with input from our Chief Financial Officer and Chief Operating Officer, and our General Counsel and Secretary. Our Chief Executive Officer, Dr. Belldegrun, makes recommendations to our Compensation Committee with respect to our executive officers, but does not participate in the deliberations or determination of his own compensation. Dr. Belldegrun annually leads the development of our corporate objectives and goals, which are typically reviewed and approved by the Board. Alternatively, our Compensation Committee may review and approve the corporate objectives and goals pursuant to the powers delegated under its charter. Dr. Belldegrun provided the Company’s business and operations perspective for our Compensation Committee’s final review of progress made on the goals set for 2015. Other than as described above, no other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation.

Role of Compensation Consultant

Our Compensation Committee is authorized to engage a compensation consultant or other advisors to review our executive officers’ compensation, including an analysis against the compensation of executive officers at comparable companies, to ensure that our compensation is market competitive, with the goal of retaining and adequately motivating our senior management. In December 2014, our Compensation Committee engaged Compensia to make recommendations for establishing a compensation peer group, and to review and make recommendations regarding our executive and director compensation for 2015. Compensia was invited to attend a Compensation Committee meeting where they presented and discussed their analysis and findings. For 2015, with the assistance of Compensia, our Compensation Committee established a compensation peer group, described below in the section entitled “Peer Companies and Market Compensation Data.”

Most recently, in March 2016, our Compensation Committee analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our company by Compensia; (ii) the amount of fees from our company paid to Compensia as a percentage of the firm’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by the firm with an executive officer of our company; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any stock of our company owned by the individual compensation advisors employed by Compensia. Our Compensation Committee determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia has not created any conflict of interest and our Compensation Committee is satisfied with the independence of Compensia.

Peer Group and Market Compensation Data

When making compensation decisions, our Compensation Committee reviews the compensation of similarly-situated executive officers at companies that we consider to be our peers, taking into consideration the experience, position and functional role, level of responsibility and uniqueness of applicable skills of both our executive officers and those of our peers, and the demand and competitiveness for attracting and retaining an individual with each executive officer’s specific expertise and experience in the biotechnology industry. While this analysis is helpful in determining market-competitive compensation for senior management, leading to better attraction and retention of top-quality executive officers, it is only one factor in determining our executive officers’ compensation, and our Compensation Committee exercises its judgment in determining the nature and extent of its use.

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With the assistance of its compensation consultant, and after taking into consideration such factors as product range, product development stage, market capitalization, number of employees and public status, the following companies were selected by our Compensation Committee in December 2014 to comprise our compensation peer group:

ACADIA Pharmaceuticals	Acceleron Pharma	Agios Pharmaceuticals
Alnylam Pharmaceuticals	Celldex Therapeutics	Clovis Oncology
Intercept Pharma	Merrimack Pharmaceuticals	Neurocrine Biosciences
NewLink Genetics	Ophthotech	Portola Pharmaceuticals
Puma Biotechnology	Receptos	Synageva BioPharma
TESARO	Ultragenyx Pharmaceutical

Our Compensation Committee reviews the peer group periodically to reflect changes in market capitalization and other factors, including number of employees, acquisitions and product development stage, and revises the companies included in the peer group accordingly. In this regard, the peer group was revised by the Compensation Committee in September 2015 to consist of:

ACADIA Pharmaceuticals	Agios Pharmaceuticals	Alnylam Pharmaceuticals
bluebird bio	Celldex Therapeutics	Clovis Oncology
Dyax	Halozyme Therapeutics	Intercept Pharma
Juno Therapeutics	Neurocrine Biosciences	NewLink Genetics
Ophthotech	Portola Pharmaceuticals	Puma Biotechnology
Seattle Genetics	TESARO
Ultragenyx Pharmaceutical

Executive Compensation Program and Compensation Decisions for the Named Executive Officers

The components of our executive compensation program in 2015 were as follows:

Annual Base Salary

The base salaries of our executive officers are designed to compensate them for day-to-day services rendered during the fiscal year. Appropriate base salaries are used to recognize the experience, skills, knowledge and responsibilities required of each executive officer and to allow us to attract and retain individuals capable of leading us to achieve our business goals in competitive market conditions.

The base salaries of our executive officers are reviewed at least annually by our Compensation Committee and adjustments are made to reflect Company and individual performance, as well as competitive market practices. Our Compensation Committee also takes into account subjective performance criteria, such as an executive officer’s ability to lead, organize and motivate others, develop the skills necessary to mature with us, set realistic goals to be achieved in his or her respective area, and recognize and pursue new business opportunities that enhance our growth and success. Our Compensation Committee does not apply specific formulas to determine increases, but instead makes an evaluation of each executive officer’s contribution to our long-term success. Annual adjustments to base salaries are effective as of January 1 of each year, with mid-year adjustments to base salaries made under special circumstances, such as promotions or increased responsibilities, or to align certain base salaries with those of individuals in comparable positions at the companies in our compensation peer group.

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The 2015 base salaries for our Named Executive Officers were as follows:

NAME	2015 BASE SALARY ($)
Arie Belldegrun	500,000
Cynthia M. Butitta	375,000
David Chang	375,000
Helen S. Kim	350,000
Jeffrey Wiezorek(1)	328,750

(1)	Dr. Wiezorek’s base salary was increased from $325,000 to $350,000 in October 2015 in connection with his promotion from Vice President, Clinical Development to Senior Vice President, Clinical Development.

On December 17, 2015, our Compensation Committee reviewed the annual base salary of Dr. Belldegrun, Ms. Butitta, Dr. Chang, Ms. Kim and Dr. Wiezorek. In recognition of the Named Executive Officers’ achievements, to satisfy our retention objectives and to align their base salaries with reference to the 50th percentile of the September 2015 compensation peer group, our Compensation Committee recommended to the Board, and the Board approved, increasing Dr. Belldegrun’s annual base salary for 2016 to $600,000, each of Ms. Butitta’s and Dr. Chang’s annual base salary for 2016 to $490,000 and Ms. Kim’s annual base salary for 2016 to $425,000.

Annual Bonus Opportunity

Our Named Executive Officers are eligible to receive performance-based cash bonuses, which are designed to provide appropriate incentives to our executive officers to achieve defined annual corporate goals and to reward them for individual performance towards these goals. The annual performance-based bonus each current Named Executive Officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that the Board establishes each year. At the end of the year, the Board and Compensation Committee review our performance and approve the extent to which we achieved each of these corporate goals. Generally, the Board and Compensation Committee will assess each Named Executive Officer’s individual contributions towards reaching our annual corporate goals but does not typically establish specific individual goals for our Named Executive Officers.

For 2015, the target annual cash bonus opportunities of each of Dr. Belldegrun, Ms. Butitta, Dr. Chang, Ms. Kim and Dr. Wiezorek were set at 50%, 40%, 40%, 40% and 30% of their base salary, respectively. Our Compensation Committee may award above-target bonuses, in amounts up to 150% of the target annual cash bonus opportunities, for extraordinary performance.

The corporate goals used in our 2015 annual cash bonus plan were proposed by management, and reviewed and approved by our Board. The Board considered and assigned a relative weight to each corporate goal to appropriately focus efforts on achievements that were intended to enhance stockholder value.

Our corporate goals for 2015 and the relative weighting of each corporate goal were as follows:

•	Progress KTE-C19 into multi-center clinical trials (weighted at 60%):

•	Initiate ZUMA-1 in the second quarter of 2015;

•	Advance ZUMA-1 to the pivotal phase in the fourth quarter of 2015;

•	Begin a second pivotal trial for KTE-C19 in the fourth quarter of 2015;

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•	Advance clinical and commercial manufacturing capabilities (weighted at 35%):

•	Establish clinical suites and validate our clinical manufacturing facility for the production of KTE-C19;

•	Meet the board approved timelines and budget for the construction of our commercial manufacturing facility;

•	Grow our pipeline via in-licensing or acquisitions (weighted at 5%):

•	Hire senior executive to lead manufacturing operations;

•	Complete at least one additional partnership for our pipeline; and

•	Establish our European subsidiary.

In December 2015, our Compensation Committee and our Board reviewed our 2015 corporate goals and determined that on an overall basis, we had attained all of our goals, and, further, had achieved significant additional milestones, including but not limited to:

•	Initiating not only two pivotal clinical trials of KTE-C19, but four clinical trials of KTE-C19 in 2015;

•	Obtaining breakthrough therapy designation status for KTE-C19 for the treatment of patients with refractory DLBCL, PMBCL and TFL;

•	Establishing a strategic partnership with a premier patient advocacy group, the Leukemia & Lymphoma Society, Inc.; and

•	Strengthening our balance sheet by raising $272.6 million in net proceeds from a public offering of shares of our common stock in December 2015.

In recognition of their efforts towards our successful achievement of such goals and milestones, our Compensation Committee recommended and the Board approved awarding Dr. Belldegrun 140%, Ms. Butitta 133%, Dr. Chang 133%, Ms. Kim 136% and Dr. Wiezorek 125% of their respective target annual cash bonus opportunity for 2015.

Long-Term Incentive Compensation

We provide long-term incentive compensation to our executive officers through the grant of equity awards. We believe that equity awards create incentives for our executive officers to further our long-term strategic plan to create long-term stockholder value. We also believe equity awards create an ownership culture. In addition, the vesting requirements of our equity awards contributes to executive retention by providing an incentive to our executive officers to remain employed by us during the vesting period.

Generally, significant equity awards are granted at the time an executive officer commences employment. Thereafter, equity awards may be granted at varying times and in varying amounts in the discretion of our Compensation Committee or, if awards are being granted to the Chief Executive Officer, in the discretion of the Board, but are generally made once a year unless such executive officer is promoted, or for recognition of outstanding performance. None of our executive officers is currently party to an employment agreement that provides for an automatic grant of stock options.

Historically, we have granted equity awards to our executive officers in the form of options to purchase shares of our common stock. In September 2015, our Compensation Committee determined that an increasing number of companies in our September 2015 compensation peer group grant full value awards, such as restricted stock unit awards and, therefore, decided that restricted stock unit awards should be added to our executive compensation program to attract and retain highly qualified executives. In this regard, while both stock options and restricted stock unit awards enable our executive officers to benefit, like stockholders, from any increases in

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the value of our common stock, stock options deliver future value only if the value of our common stock increases above the exercise price. In contrast, restricted stock unit awards deliver fully paid shares of our stock upon vesting, so, during periods of stock market volatility, restricted stock unit awards help retain employees. In addition, full value awards, such as restricted stock unit awards, are less dilutive to existing stockholders since fewer shares are needed to achieve an equivalent value relative to stock options. Each restricted stock unit award provides for the right to receive one share of our common stock upon vesting and, with respect to our annual and new hire awards, generally vests 25% annually over four years from the date of grant, subject to continued service as of each vesting date.

In determining the number of shares of our common stock subject to the stock options and restricted stock unit awards granted to our Named Executive Officers, our Compensation Committee first determined the value of overall annual equity awards, and then determined the appropriate award mix. In September 2015, our Compensation Committee chose to deliver a value mix of approximately 70% stock options and approximately 30% restricted stock units. The ratio of restricted stock units to stock options was based in part on competitive market data and in part on our Compensation Committee’s desire to balance the greater per-share value of the restricted stock units as opposed to stock options.

The exercise price of our stock options is equal to the fair market value (our closing market price on the NASDAQ Global Select Market) of our common stock on the date of grant. Our stock options generally vest 1/4th upon the first anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such award is fully vested on the four year anniversary of the grant date, subject to vesting acceleration as described under the heading “—Potential Payments Upon Termination or Change of Control” below. We have granted and may continue to grant options that vest upon performance conditions to select executives in order to incentivize meeting specific strategic goals. The restricted stock unit awards granted to our Named Executive Officers in 2015 vest in four equal annual installments from the grant date, subject to vesting acceleration as described under the heading “—Potential Payments Upon Termination or Change of Control” below. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in our employ. Accordingly, the stock award will provide a return to the employee only if he or she remains in our service, and, in the case of the stock option component, only if the market price of our common stock appreciates over the option term. The other terms of the equity awards are governed by our 2014 Equity Incentive Plan, as amended (the “EIP”).

In May 2015, our Compensation Committee granted Ms. Kim options to purchase shares of our common stock in recognition of her transition to a full-time employee and her substantial achievements. In December 2015, our Compensation Committee granted all of our executive officers, including our Named Executive Officers, options to purchase shares of our common stock and restricted stock unit awards that may be settled for shares of our common stock. In determining the amounts of the December 2015 awards, our Compensation Committee considered the equity awards granted at the 75th percentile to the executives holding comparable positions at the companies in our compensation peer group, as well as each Named Executive Officer’s existing equity holdings, level of responsibility and criticality, unvested status of existing equity holdings, and its subjective assessment of each Named Executive Officer’s individual performance and our overall company performance. The equity awards granted to our Named Executive Officers during 2015 were as follows:

Named Executive Officer	Options to Purchase Shares of Our Common Stock (#)	RSU Awards for Shares of Our Common Stock (#)	Equity Awards (Aggregate Grant Date Fair Value)
Arie Belldegrun	100,700	28,200	5,841,641
Cynthia M. Butitta	66,100	18,500	3,833,805
David Chang	66,100	18,500	3,833,805
Helen S. Kim	153,000	9,200	5,861,263
Jeffrey Wiezorek	26,400	7,400	1,059,279

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Health and Welfare Benefits

Each of our current Named Executive Officers are eligible to participate in our employee benefit plans, including our medical, dental and vision insurance plans, in each case on the same basis as all of our other employees.

Section 401(k) Plan

All of our full-time employees in the United States, including our Named Executive Officers, are eligible to participate in our Section 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. Pursuant to our Section 401(k) plan, employees may elect to defer their eligible compensation into the plan on a pre-tax basis, up to the statutorily prescribed annual limit of $18,000 in 2015 (additional salary deferrals not to exceed $5,500 are available to those employees 50 years of age or older) and to have the amount of this reduction contributed to our Section 401(k) plan.

In general, eligible compensation for purposes of the Section 401(k) plan includes an employee’s wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with us to the extent the amounts are includible in gross income, and subject to certain adjustments and exclusions required under the Code. Currently, the Section 401(k) plan does not offer the ability to invest in our securities. We provide a Company contribution to each employee’s Section 401(k) plan account in an amount equal to 3% of his or her base salary, up to $265,000.

Perquisites

We provide our Chief Executive Officer a car and driver for commuting for safety purposes. We do not otherwise provide, and executives are not entitled to, special perquisites such as permanent lodging or defraying the cost of personal entertainment or family travel.

Post-Employment Compensation

Our Named Executive Officers are entitled to certain severance and change of control payments and benefits pursuant to our change in control and severance benefit plan ( the “Plan”), as described in more detail below in the section entitled “—Potential Payments Upon Termination or Change of Control.” The Plan provides for a combination of a lump-sum cash severance payment, continued health benefits and acceleration of vesting on outstanding equity awards in specified circumstances. Acceleration of vesting is subject to a “double trigger” arrangement, meaning that vesting acceleration occurs only in the event of a change of control of the Company in connection with or followed by a termination of employment without cause by us, or with good reason by the Named Executive Officer. However, pursuant to Dr. Belldegrun’s employment agreement, upon a change in control of the Company, 100% of any shares that are subject to repurchase by us that were received upon early exercise of his options granted in March 2014 will become vested.

Given the industry in which we participate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following an involuntary termination of employment in connection with or following a change of control of the Company, these payments and benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending. With respect to Dr. Belldegrun, we believe the “single trigger” arrangement was necessary to secure his employment, which was critical to the Company’s success.

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Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC Topic 718, we are required to estimate and record an expense for each share-based payment award (including stock options) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718. Our Compensation Committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to our executive officers in lieu of or in addition to stock options in light of the accounting impact of ASC Topic 718 and other considerations.

Section 162(m) of the Code limits the deduction for a publicly-traded corporation for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation,” as defined in the Code and accompanying regulations. To maintain flexibility in compensating our executive officers in a manner designed to promote our goals, our Compensation Committee has considered and determined not establish a policy at this time for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation” for purposes of Section 162(m) or requiring all compensation to be deductible. Our Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and it intends to continue to provide future compensation in a manner consistent with the best interests of the Company and its stockholders.

Risk Assessment Concerning Compensation Practices and Policies

Our Compensation Committee annually reviews our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing each of our compensation plans, and the checks and balances built into, and oversight of, each plan, in December 2015 our Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. In addition, our Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks and, as described above under the heading “Compensation Discussion and Analysis,” significant compensation decisions, and decisions concerning the compensation of our executive officers, include subjective considerations by our Compensation Committee or our Board, which restrain the influence of formulae or objective factors on excessive risk taking. Finally, the mix of short-term compensation (in the form of base salary and annual bonus, if any), and long-term incentive compensation (in the form of stock options and restricted stock unit awards) also prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.

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2015 SUMMARY COMPENSATION TABLE

The following table sets forth all of the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal years ended December 31, 2015, with respect to Ms. Butitta, Dr. Chang and Dr. Belldegrun, December 31, 2014 and, with respect to Dr. Belldegrun, December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Arie Belldegrun, President and Chief Executive Officer(6)	2015 2014 2013	500,000 387,225 160,417	— — —	1,801,134 — —	4,040,507 15,444,419 384,503	350,000 300,000 —	13,246 34,149 27,687	6,704,887 16,165,793 572,607

Cynthia M. Butitta, Chief Operating Officer and Chief Financial Officer(7)	2015 2014	375,000 352,083	— 150,000	1,181,595 —	2,652,210 7,749,837	200,000 225,000	4,688 —	4,413,493 8,476,920

David Chang, Chief Medical Officer and Executive Vice President, Research and Development(8)	2015 2014	375,000 218,750	— —	1,181,595	2,652,210 6,182,900	200,000 87,123	4,688 200	4,413,493 6,488,973

Helen S. Kim, Executive Vice President, Business Development	2015	350,000	—	587,604	5,273,659	190,000	4,375	6,405,638

Jeffrey Wiezorek, Senior Vice President, Clinical Development	2015	328,750	—	472,638	1,059,279	123,640	4,175	1,988,482

(1)	The amounts reported for 2014 represent a $100,000 relocation bonus and a $50,000 bonus upon the completion of our initial public offering for Ms. Butitta.
(2)	The amounts reported in this column represent the aggregate grant date fair value of the restricted stock unit awards granted during the applicable year in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC Topic 718) excluding the impact of estimated forfeitures related to service-based vesting conditions, which value is based on the closing market price of our common stock on the date of grant. Please see the “2015 Grants of Plan-Based Awards Table” below for more information regarding the restricted stock unit awards granted to the Named Executive Officers in 2015.
(3)	The amounts reported in this column represent the aggregate grant date fair value of the option awards granted during 2013, 2014 and 2015, as applicable, computed in accordance with ASC Topic 718, exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in the calculation of these amounts are included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(4)	The amounts reported in this column represent annual performance-based bonuses earned for 2014 and 2015. For more information, see “—Annual Bonus Opportunity” above.
(5)

The amounts reported in this column represent the following for 2013: For Dr. Belldegrun, $27,687 for reimbursement of costs related to administrative support. The amounts reported in this column represent the following for 2014: For Dr. Belldegrun, $34,149 for reimbursement of costs related to administrative support, and for Dr. Chang, $200 as a medical waiver allowance. The amounts reported in this column represent the following for 2015: For Dr. Belldegrun, $8,996 related to the costs of providing a car and

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driver for commuting and $4,250 related to the Section 401(k) Company contributions, for Ms. Butitta, $4,688 related to the Section 401(k) Company contributions, for Dr. Chang, $4,688 related to the Section 401(k) Company contributions, for Ms. Kim, $4,375 related to the Section 401(k) Company contributions, and for Dr. Wiezorek, $4,175 related to the Section 401(k) Company contributions. The cost of providing a car and driver to Dr. Belldegrun for commuting includes, as applicable, driver compensation, car lease, insurance cost and fuel.
(6)	Dr. Belldegrun has served as our President and Chief Executive Officer since March 25, 2014, and as our Chairman of the Board since June 2009, and also provided consulting services as acting Chief Executive Officer between December 2013 and March 2014. The amounts reported in the “Salary” column for 2013 represent $143,750 in director fees for January through mid-December 2013 (based on an annual director fee of $150,000) and $16,667 in consulting fees for service in December 2013 as acting Chief Executive Officer, and all such amounts were paid to Dr. Belldegrun’s consulting firm, Bioeast, LLC. The amounts reported in the “Salary” column for 2014 represent $88,686 in consulting fees for services as acting Chief Executive Officer from January 1, 2014 to March 25, 2014, and $289,539 as salary for the remainder of 2014.
(7)	Ms. Butitta has served as our Chief Financial Officer since January 2014 and as our Chief Financial Officer and Chief Operating Officer since March 2014.
(8)	Dr. Chang has served as our Chief Medical Officer and Executive Vice President, Research and Development since June 2014.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Agreements with Our Named Executive Officers

We have entered into written employment agreements with each of our executive officers, including our Named Executive Officers. Each of these employment agreements provides for “at will” employment and set forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash opportunity, and an equity award recommendation. These agreements and the proprietary information and invention assignment agreements each executive officer executes upon commencing employment at the Company also set forth the rights and responsibilities of each party and include, among other rights and responsibilities, the prohibition on the executive officer from engaging directly or indirectly in competition with us, soliciting any of our employees, or disclosing our confidential information.

Below are descriptions of our employment agreements with our Named Executive Officers. For a discussion of the severance payments and other benefits to be provided in connection with an involuntary termination of employment, including in connection with a change in control of the Company under the arrangements with our Named Executive Officers, please see “—Potential Payments upon Termination or Change in Control” below.

Dr. Belldegrun. Prior to December 2013, Dr. Belldegrun was entitled to receive a Board service fee equal to $150,000 per year (payable on a quarterly basis) and to reimbursement of 50% of the salary paid by his consulting firm to his administrative assistant. We also granted an option to purchase 800,000 shares of our common stock in the aggregate to Dr. Belldegrun in October 2013 in connection with his Board service. In December 2013, we agreed to pay Dr. Belldegrun a consulting fee of $16,667 per month for his service as interim Chief Executive Officer. We entered into an employment agreement with Dr. Belldegrun in March 2014 that governs the current terms of his employment with us as our President and Chief Executive Officer. Pursuant to the terms of the agreement, Dr. Belldegrun is entitled to an annual base salary of $400,000, which our Board increased to $500,000 for 2015, and is eligible to receive a target annual cash bonus equal to 50% of his base salary, as determined by our Board. In addition, he was granted an initial new hire option to purchase 1,580,129 shares of our common stock in the aggregate.

Ms. Butitta. On January 28, 2014, we entered into an employment agreement with Ms. Butitta. Pursuant to the terms of the agreement, Ms. Butitta is entitled to an annual base salary of $325,000, which our Board increased to

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$375,000 for 2015, and is eligible for a target annual cash bonus equal to 40% of base salary. We paid Ms. Butitta $100,000 in connection with her relocation to Los Angeles. In addition, Ms. Butitta was granted an initial new hire option to purchase 507,960 shares of our common stock in the aggregate.

Dr. Chang. On May 22, 2014, we entered into an employment agreement with Dr. Chang. Pursuant to the terms of the agreement, Dr. Chang is entitled to an annual base salary of $375,000 and is eligible for a target annual cash bonus equal to 40% of his base salary. Dr. Chang was granted an initial new hire option to purchase 300,000 shares of our common stock in the aggregate. Under the terms of his employment agreement, Dr. Chang was also granted a performance-based option to purchase 50,000 shares of our common stock in the aggregate, which vested and became exercisable upon the dosing of the first patient in the first Company sponsored multi-center Phase 2 clinical trial of KTE-C19.

Ms. Kim. On October 27, 2014, we entered into an employment agreement with Ms. Kim. Pursuant to the terms of the agreement, Ms. Kim is entitled to an annual base salary of $210,000, which was increased to $350,000 in December 2014 in connection with her transition from a part-time employee to a full-time employee, and is eligible for a target annual cash bonus equal to 40% of base salary. In addition, Ms. Kim was granted an initial new hire option to purchase 180,000 shares of our common stock in the aggregate.

Dr. Wiezorek. On April 14, 2014, we entered into an employment agreement with Dr. Wiezorek. Pursuant to the terms of the agreement, Dr. Wiezorek is entitled to an annual base salary of $325,000, which was increased to $350,000 in October 2015, and is eligible for a target annual cash bonus equal to 30% of his base salary. Dr. Wiezorek was granted an initial new hire option to purchase 175,000 shares of our common stock in the aggregate. Under the terms of his employment agreement, Dr. Wiezorek was also granted a performance-based option to purchase 25,000 shares of our common stock in the aggregate, which vested and became exercisable upon the dosing of the first patient in the first Company sponsored multi-center Phase 2 clinical trial of KTE-C19.

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2015 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information relating to the grant of plan-based incentive awards to our Named Executive Officers in 2015:

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Arie Belldegrun
Restricted stock unit award	12/17/2015	—	—	—	28,200	—	—	1,801,134
Stock option award	12/17/2015	—	—	—	—	100,700	63.87	4,040,507
Annual bonus	—	—	250,000	—	—	—	—	—

Cynthia M. Butitta
Restricted stock unit award	12/17/2015	—	—	—	18,500	—	—	1,181,595
Stock option award	12/17/2015	—	—	—	—	66,100	63.87	2,652,210
Annual bonus	—	—	150,000	—

David Chang
Restricted stock unit award	12/17/2015	—	—	—	18,500	—	—	1,181,595
Stock option award	12/17/2015	—	—	—	—	66,100	63.87	2,652,210
Annual bonus	—	—	150,000	—	—	—	—	—

Helen S. Kim
Stock option award	5/19/2015	—	—	—	—	120,000	51.43	3,949,560
Restricted stock unit award	12/17/2015	—	—	—	9,200	—	—	587,604
Stock option award	12/17/2015	—	—	—	—	33,000	63.87	1,324,099
Annual bonus	—	—	140,000	—	—	—	—	—

Jeffrey Wiezorek
Restricted stock unit award	12/17/2015	—	—	—	7,400	—	—	472,638
Stock option award	12/17/2015	—	—	—	—	26,400	63.87	1,059,279
Annual bonus	—	—	98,634	—	—	—	—	—

(1)	All stock options and restricted stock unit awards were granted under the EIP.
(2)	These amounts represent target performance-based bonus payments for each Named Executive Officer for 2015. There were no threshold or maximum bonus amounts.

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2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table shows for the fiscal year ended December 31, 2015, certain information regarding outstanding equity awards at fiscal year-end for our Named Executive Officers. The options to purchase shares of our common stock were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board. Unless otherwise noted, all stock options provide for the following vesting schedule: 25% of the shares subject to the option vest on the 12-month anniversary of the vesting commencement date, and 1/36th of the remaining shares subject to the options vest in equal monthly installments over the next three years. All of the equity awards were granted under our EIP.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)
Arie Belldegrun	12/24/2014 12/17/2015	34,800 —	104,400 100,700		51.96 63.87	12/24/2024 12/27/2025	1,091,306 28,200	(1)	67,246,275 1,737,684
Cynthia M. Butitta	3/25/2014 6/20/2014 12/24/2014 12/17/2015	117,691 59,181 18,750 —	217,703 90,330 56,250 66,100		1.35 17.00 51.96 63.87	3/25/2024 6/20/2024 12/24/2024 12/17/2025	— — — 18,500		— — — 1,139,970
David Chang	6/6/2014 12/24/2014 12/17/2015	91,750 18,750 —	181,250 56,250 66,100	(2)	6.89 51.96 63.87	6/6/2024 12/24/2024 12/17/2025	— — 18,500		— — 1,139,970
Helen S. Kim	12/15/2014 5/19/2015 12/17/2015	48,749 32,501 —	131,251 87,499 33,000		53.9 51.43 63.87	12/15/2024 5/19/2025 12/17/2025	— — 9,200		— — 566,904
Jeffrey Wiezorek	6/6/2014 12/24/2014 12/17/2015	25,916 4,025 —	102,084 12,075 26,400	(3)	6.89 51.96 63.87	6/6/2024 12/24/2024 12/17/2025	— — 7,400		— — 455,988

(1)	On April 2, 2014, Dr. Belldegrun elected to early exercise all of his stock options, including 600,000 of the unvested options granted on October 8, 2013 and 1,580,129 of unvested options granted on March 25, 2014, which are subject to a right of repurchase by us that lapse over the vesting schedule. The March 2014 award vests over a three-year period with 25% of the shares vesting on the 12-month anniversary of the grant date, and the remaining shares vesting in equal monthly installments over the next two years.
(2)	The option to purchase 50,000 of these shares vested and became exercisable upon the dosing of the first patient in the first Company sponsored multi-center Phase 2 clinical trial of KTE-C19.
(3)	The option to purchase 25,000 of these shares vested and became exercisable upon the dosing of the first patient in the first Company sponsored multi-center Phase 2 clinical trial of KTE-C19.

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2015 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information on stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, determined as described below, for our Named Executive Officers in the year ended December 31, 2015:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)
Arie Belldegrun	—	—
Cynthia M. Butitta	100,000	6,355,234
David Chang	77,000	4,799,992
Helen S. Kim	—	—
Jeffrey Wiezorek	72,000	4,082,399

(1)	The value realized on exercise is based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the applicable options, and does not represent actual amounts received by the Named Executive Officers as a result of the option exercises.

2015 DIRECTOR COMPENSATION TABLE

The following table shows for the fiscal year ended December 31, 2015 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
David Bonderman	45,000	379,823	—	424,823
Farah Champsi	42,250	379,823	—	422,073
Roy Doumani	44,125	379,823	—	423,948
Joshua Kazam	35,000	379,823	—	414,823
Ran Nussbaum	42,000	379,823	—	421,823
Steven B. Ruchefsky	47,500	379,823	—	427,323
Jonathan M. Peacock	50,000	379,823	—	429,823
Franz B. Humer	14,715	688,002	—	702,717

(1)	The amounts reported do not reflect the amounts that may actually be received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our non-employee directors during the fiscal year ended December 31, 2015, as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016. As required by SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee directors who have received stock options will only realize compensation with regard to these options to the extent the market price of our common stock is greater than the exercise price of such options.

Director Compensation

Our Board adopted a compensation policy in January 2014 that became effective upon the execution and delivery of the underwriting agreement related to our initial public offering and is applicable to all of our

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non-employee directors. This compensation policy, as amended by our Board in January 2015, provided that each such non-employee director receive the following compensation for service on the Board:

•	an annual cash retainer of $35,000;

•	an additional annual cash retainer of $7,500, $5,000 and $3,500 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•	an additional annual cash retainer of $15,000, $10,000 and $7,000 for service as chairman of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);

•	an initial option grant to purchase 20,000 shares of our common stock, vesting in 36 equal monthly installments; and

•	an annual option grant to purchase 10,000 shares of our common stock, vesting in 12 equal monthly installments.

This policy was further amended by our Board in December 2015 upon recommendation of our Compensation Committee that was based on an analysis of the practices of the September 2015 compensation peer group and discussions with Compensia. The amended compensation policy provides that, beginning in 2016, each such non-employee director receive the following compensation for service on the Board:

•	an annual cash retainer of $45,000;

•	an additional annual cash retainer of $10,000, $7,500 and $5,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•	an additional annual cash retainer of $20,000, $15,000 and $10,000 for service as chairman of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);

•	an initial option grant to purchase 14,000 shares of our common stock, vesting in 24 equal monthly installments, and a restricted stock unit award that may be settled for 3,900 shares of our common stock, vesting quarterly over a two-year period from the date of grant; and

•	an annual option grant to purchase 7,000 shares of our common stock, vesting in 24 equal monthly installments, and a restricted stock unit award that may be settled for 1,950 shares of our common stock, vesting quarterly over a two-year period from the date of grant.

In addition, the lead independent director will receive an additional cash retainer of $25,000 per year.

For services as chair of the International Strategy Committee, Dr. Humer also received a restricted stock unit award that may be settled for 2,071 shares of our common stock, vesting quarterly beginning on March 31, 2016. For consulting services primarily relating to the Company’s real estate matters, Mr. Doumani will receive $50,000 over a one-year period, payable quarterly starting in the second quarter of 2016.

The terms and conditions of each equity award, including transferability, will be as set forth in our standard equity award agreements, in the form adopted from time to time by our Board.

43.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2015.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
2014 Equity Incentive Plan(1)	7,393,261	34.18	57,723
2014 Employee Stock Purchase Plan(2)	—	—	348,143
Equity compensation plans not approved by security holders	—	—	—
Total	7,393,261	34.18	405,866

(1)	The EIP became effective on June 19, 2014. Initially, the aggregate number of shares of our common stock that may be issued under the EIP is 9,150,000 shares. Additionally, on January 1 of each year, commencing on January 1, 2015 and ending on January 1, 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of common stock as is determined by our Board or our Compensation Committee for the applicable year. All shares of our common stock reserved and available under the EIP shall constitute the maximum aggregate number of shares of common stock that may be issued through incentive stock options.
(2)	Our 2014 Employee Stock Purchase Plan (the “ESPP”) became effective on June 19, 2014. The ESPP authorizes the issuance of 360,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. On January 1 of each year, commencing on January 1, 2015 and ending on January 1, 2024, the number of shares authorized for issuance under the 2014 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 720,000 shares; or (c) such lesser number of shares of Common Stock as is determined by our Board or our Compensation Committee for the applicable year. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

44.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

On December 17, 2015, based on the recommendation of our Compensation Committee, our Board adopted a change in control and severance benefit plan (the “Plan”) applicable to our employees. Under the Plan, for the period commencing three months prior to the closing of a “Change in Control” (as defined in the Plan) of the Company until 12 months following the closing of a Change in Control of the Company (the “Change in Control Period”), if the employment of any plan participant is terminated without “Cause” (as defined in the Plan) or a participant voluntarily resigns for “Good Reason” (as defined in the Plan), the plan participant may receive certain severance payments and benefits as set forth in the table below.

If, outside of the Change in Control Period, the employment of any plan participant is terminated without Cause or a participant voluntarily resigns for Good Reason, he or she may receive certain severance payments and benefits. Upon the occurrence of such an event, each plan participant is entitled to receive certain severance benefits set forth in the table below.

Pursuant to the Plan, to receive the specified severance payments and benefits, each plan participant must comply with certain requirements, including executing and not revoking a release of claims in our favor within the timeframe set forth in the Plan.

The Plan may not be amended in a manner that adversely impacts the rights of a plan participant under the Plan without the plan participant’s written consent.

The following table provides an estimate of the potential payments and benefits pursuant to the Plan which could occur upon termination of the employment of our Named Executive Officers, including in connection with a change of control of the Company, assuming a triggering event occurred on December 31, 2015:

Name	Benefit	Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)
Arie Belldegrun	Lump Sum Cash Severance Payment	1,200,000	1,200,000
	Lump Sum Target Bonus Payment	—	600,000
	Health Insurance Premiums	41,128	41,128
	Vesting Acceleration(1)	41,665,012	68,552,625

	Benefit Total	42,906,140	70,393,753

Cynthia M. Butitta	Lump Sum Cash Severance Payment	490,000	735,000
	Lump Sum Target Bonus Payment	—	367,500
	Health Insurance Premiums	15,555	23,333
	Vesting Acceleration(1)	—	18,686,104

	Benefit Total	505,555	19,811,937

David Chang	Lump Sum Cash Severance Payment	490,000	735,000
	Lump Sum Target Bonus Payment	—	367,500
	Health Insurance Premiums	18,037	27,056
	Vesting Acceleration(1)	—	11,454,433

	Benefit Total	508,037	12,583,989

Helen S. Kim	Lump Sum Cash Severance Payment	425,000	637,500
	Lump Sum Target Bonus Payment	—	318,750
	Health Insurance Premiums	7,940	—
	Vesting Acceleration(1)	—	2,397,524

	Benefit Total	432,940	3,353,774

45.

Name	Benefit	Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)
Jeffrey Wiezorek	Lump Sum Cash Severance Payment	175,000	350,000
	Lump Sum Target Bonus Payment	—	175,000
	Health Insurance Premiums	11,971	23,943
	Vesting Acceleration(1)	—	6,100,290

	Benefit Total	186,971	6,649,233

(1)	The value of the accelerated vesting of the outstanding stock options and restricted stock unit awards is based on the closing market price of $61.62 per share of our common stock on December 31, 2015, less, in the case of the stock options, the exercise price of the unvested stock option shares subject to acceleration.

In addition, pursuant to Dr. Belldegrun’s employment agreement, upon the occurrence of a change in control of the Company, 100% of all shares that are subject to repurchase by us that were received upon the early exercise of his stock option granted in March 2014 will vest, which have a value of $41.1 million based on the closing market price of $61.62 per share of our common stock on December 31, 2015. Our other Named Executive Officers require an involuntary termination of employment in connection with a change in control of the Company to be eligible to receive accelerated vesting, as provided for under the Plan and summarized in the table above.

TRANSACTIONS WITH RELATED PERSONS

POLICY AND PROCEDURES FOR TRANSACTIONS WITH RELATED PERSONS

The Company has adopted a written related-person transactions policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related-person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of the Company’s common stock, including any of their immediate family members and affiliates, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of the Board) for review. The presentation must include a description of, among other things, all of the parties, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of the Board takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

46.

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATED-PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2015 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years.

Consulting Agreement with Two River Consulting, LLC

In June 2009, we entered into a consulting agreement with Two River Consulting, LLC (“Two River”) for various clinical development, operational, managerial, accounting and financial, and administrative services. Our President, Chief Executive Officer and Chairman, Dr. Belldegrun, and one of our directors, Mr. Kazam, are the managing members of Two River. In exchange for the services agreed upon under the consulting agreement, we paid Two River $340,666 for the year ended December 31, 2015 and $88,729 for the three months ended March 31, 2016.

Investor Agreements

In connection with our preferred stock financings, we entered into an investors’ rights agreement containing voting rights, information rights, rights of first refusal and co-sale and registration rights, among other things, with certain holders of our preferred stock and certain holders of our common stock, including all of the holders of more than 5% of our capital stock or entities affiliated with them. In April 2014, this agreement was amended to provide for similar rights to the purchasers of the $50.0 million aggregate principal amount of convertible promissory notes we issued. These rights terminated upon the closing of our initial public offering, except for the registration rights.

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our amended and restated certificate of incorporation and amended bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

47.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Kite stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Kite. Direct your written request to Kite Pharma, Inc., 2225 Colorado Avenue, Santa Monica, California 90404, Attn: David Tanen, Secretary or contact Mr. Tanen at (310) 742-2870. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

48.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David Tanen

Secretary

April 21, 2016

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Kite Pharma, Inc., 2225 Colorado Avenue, Santa Monica, California, 90404, Attn: Secretary.

49.

Kite Pharma, Inc. 2225 Colorado Avenue Santa Monica, CA 90404
1
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SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

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0000288566_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, and Annual Report are available at www.proxyvote.com
KITE PHARMA, INC.
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The undersigned hereby appoints Arie Belldegrun, M.D., and Cynthia M. Butitta, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock of KITE PHARMA, INC., that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kite Pharma, Inc., to be held on Wednesday, June 1, 2016 at 8:30am PDT at 2355 Utah Avenue, El Segundo, California 90245, and at any adjournments or postponements thereof, as follows:
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